UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Delaware	04-3477276
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Corporate Drive, Suite 130 Burlington, Massachusetts	01803-4238
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on October 21, 1999.

Item 1.	Description of Registrant’s Securities to be Registered.

Amendment to Expiration Date

On September 22, 2009, the Board of Directors of CIRCOR International, Inc. (the “Company”) renewed its shareholder rights plan, as set forth in the shareholder rights agreement, dated September 23, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”). In connection with approving the Rights Agreement, the Company’s Board of Directors further amended its existing shareholder rights agreement, dated as of September 16, 1999, between the Company and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.) (as amended, the “1999 Rights Agreement”). The amendment, dated as of September 23, 2009, between the Company and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.) amends the expiration date so that the 1999 Rights Agreement terminated as of the close of business on September 23, 2009.

Miscellaneous

The 1999 Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment to Form 8-A and are incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the 1999 Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

4.1	Shareholder Rights Agreement, dated as of September 16, 1999, between CIRCOR International, Inc. and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.), as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on October 21, 1999 and is incorporated herein by reference.

4.2	Amendment No. 3, dated September 23, 2009, to Shareholder Rights Agreement, dated as of September 16, 1999, between CIRCOR International, Inc. and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.), as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CIRCOR INTERNATIONAL, INC.

Date: September 28, 2009	By:	/s/ Alan J. Glass
Name: Alan J. Glass
Title: VP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated as of September 16, 1999, between CIRCOR International, Inc. and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.), as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on October 21, 1999 and is incorporated herein by reference.

4.2	Amendment No. 3, dated September 23, 2009, to Shareholder Rights Agreement, dated as of September 16, 1999, between CIRCOR International, Inc. and American Stock Transfer & Trust Company, LLC (as successor rights agent to BankBoston, N.A.), as Rights Agent.